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                                                                     EXHIBIT 4.1


                             JDN REALTY CORPORATION

                                       AND

                            First Union National Bank
                                   as Trustee

                              -------------------

                          Second Supplemental Indenture

                          Dated as of February 5, 1998

                              -------------------


                Supplement to Indenture dated as of July 15, 1997




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                          SECOND SUPPLEMENTAL INDENTURE

         SECOND SUPPLEMENTAL INDENTURE, dated as of February __ 1998, between JDN Realty Corporation, a Maryland corporation (hereinafter called the "Company"), having its principal office at 3340 Peachtree Road, Suite 1530, Atlanta, Georgia 30326, and First Union National Bank, a national banking association organized under the laws of the United States of America (hereafter called the "Trustee"), having a Corporate Trust Office at 11th Floor, 999 Peachtree Street, N.E., Atlanta, Georgia 30309-9094, as Trustee under the Indenture (as hereinafter defined).

                                    RECITALS

         WHEREAS, the Company and the Trustee have as of July 15, 1997 entered into an Indenture, (hereinafter called the "Indenture") providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsecured and unsubordinated indebtedness (the "Securities");

         WHEREAS, $75,000,000 aggregate principal amount of 6.80% Notes due 2004 and $85,000,000 aggregate principal amount of 6.95% Notes due 2007 have been issued under the Indenture;

         WHEREAS, the Company desires to issue a new series of senior debt securities under the Indenture, the "Notes" (as defined below), and has duly authorized the creation of the Notes and the execution and delivery of this Second Supplemental Indenture to modify the Indenture and provide certain additional provisions as hereinafter described; and

         WHEREAS, the Company and the Trustee deem it advisable to enter into this Second Supplemental Indenture for the purposes of providing for the rights, obligations and duties of the Trustee with respect to the Notes and to set forth certain specific provisions with respect thereto;

         NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

         For and in consideration of the premises, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

                                   ARTICLE ONE

                              CREATION OF THE NOTES

         Section 1.01. Pursuant to the terms hereof and the Indenture, the Company hereby creates a series of its Notes known as the "Medium-Term Notes
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Due Nine Months or More From Date of Issue," which series of Notes shall be deemed Securities for all purposes of the Indenture.

         Section 1.02. The definitive form of the Notes shall be substantially in the form set forth in Exhibit A or Exhibit B, as applicable, attached hereto, which are incorporated herein and made part hereof. The Notes shall bear interest, be payable and have such other terms as are stated in the form of definitive Note or in the Indenture, as supplemented by this Second Supplemental Indenture.

         Section 1.03. The Notes shall not exceed $505,500,000 in aggregate principal amount, and may, upon the execution and delivery of this Second Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company, signed by its Chairman, President or a Vice President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary, without further action by the Company.

         Section 1.04. The Trustee's certificate of authentication to be borne by the Notes shall be substantially of the tenor and purport as provided in the Indenture.

                                   ARTICLE TWO

                    APPOINTMENT OF THE TRUSTEE FOR THE NOTES

         Section 2.01. Pursuant and subject to the Indenture, the Company and the Trustee hereby constitute the Trustee as trustee to act on behalf of the Holders of the Notes, effective upon execution and delivery of this Second Supplemental Indenture. By execution, acknowledgment and delivery of this Second Supplemental Indenture, the Trustee hereby accepts appointment as trustee with respect to the Notes, and agrees to perform such trusts upon the terms and conditions in the Indenture and in this Second Supplemental Indenture set forth.

         Section 2.02. Any rights, powers, duties and obligations by any provisions of the Indenture conferred or imposed upon the Trustee shall, insofar as permitted by law, be conferred or imposed upon and exercised or performed by the Trustee with respect to the Notes.

                                  ARTICLE THREE

                                   DEFINITIONS

         Pursuant to Section 301(25) of the Indenture, so long as any of the Notes are Outstanding, the following definitions shall be applicable to the Notes, be included as defined as terms for all purpose of the Indenture and, to the extent


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inconsistent with the definition of such term contained in Section 101 of the
Indenture, shall replace such definition:

         "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

         "Annual Debt Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries in accordance with GAAP.

         "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) increases in deferred taxes and other non-cash items, (vi) charges resulting from a change in accounting principles, and (vii) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.

         "Consolidated Interest Expense" means, for any period, and without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) of the Company and its Subsidiaries, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with GAAP.

         "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period determined in accordance with GAAP after eliminating intercompany accounts and transactions.

         "Debt" of the Company or any of its Subsidiaries means any indebtedness of the Company or any of its Subsidiaries, whether or not contingent, and without duplication, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any of its Subsidiaries, (iii) the reimbursement


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obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any of its Subsidiaries as lessee which is reflected in the balance sheet of the Company or any of its Subsidiaries as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the balance sheet of the Company or any of its Subsidiaries in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof). As used herein "intercompany Debt" shall the meaning ascribed hereto in section 5.01.

         "Notes" means the Company's Medium-Term Notes Due Nine Months or More From Date of Issue.

         "Recourse Indebtedness" means Debt other than Secured Debt as to which the liability of the obligor thereon is limited to its interest in the collateral securing such Secured Debt, provided that no such Secured Debt shall constitute Recourse Indebtedness by reason of provisions therein for imposition of full recourse liability on the obligor for certain wrongful acts, environmental liabilities, or other customary exclusions from the scope of so-called "non-recourse" provisions.

         "Secured Debt" means Debt secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets, other than those relating to intercompany Debt. For purposes hereof, such Debt shall become Secured Debt at the time it first becomes secured by execution of any of the documents, instruments or agreements described in the immediately preceding sentence.

         "Senior Executive Group" shall mean, collectively, those individuals holding the offices of Chairman, President, Chief Executive Officer, Chief Financial Officer or any Vice President of the Company.

         "Subsidiary" means (i) any corporation or other entity the majority of the shares of the non-voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company, and the majority of the shares of the voting capital stock or


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other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company, any other Subsidiary, and/or one or more individuals of the Senior Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s)), or such individuals' successors in office as an officer of the Company or the Secretary of such Subsidiary, and (ii) any other entity (other than the Company) the accounts of which are consolidated with the accounts of the Company or any Subsidiary.

         "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding intangibles and accounts receivable) after eliminating intercompany accounts and transactions.

         "Total Unencumbered Assets" as of any date means the sum of (i) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and
(ii) all other assets of the Company and its Subsidiaries not securing any portion of Secured Debt determined in accordance with GAAP (but excluding accounts receivable and intangibles) after eliminating intercompany accounts and transactions.

         "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined in accordance with GAAP.

         "Unsecured Debt" means Debt of the Company or any Subsidiary that is not Secured Debt, excluding intercompany Debt.


                                  ARTICLE FOUR

                                EVENTS OF DEFAULT

         Pursuant to Section 501 of the Indenture, so long as any of the Notes are Outstanding, the following event shall replace Section 501(5) of the Indenture as an Event of Default with respect to any series of the Notes:

         A default under any evidence of Recourse Indebtedness of the Company, or under any bond, debenture, note, mortgage, indenture or other instrument of the Company (including a default with respect to Securities of any series other than such series) under which there may be issued or by which there may be secured any Recourse Indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to


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pay an aggregate principal amount exceeding $5,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness, in an aggregate principal amount exceeding $5,000,000, becoming or being declared due and payable prior to the date on which it would otherwise have become due or payable, without such indebtedness having been discharged, or such acceleration having being rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of such series, a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder.


                                  ARTICLE FIVE

                            COVENANTS OF THE COMPANY

         Pursuant to Section 301(15) of the Indenture, so long as any of the Notes are Outstanding, the Company covenants and agrees as follows:

         Section 5.01. Limitation on Incurrence of Total Debt. The Company will not, and will not permit a Subsidiary to, incur any Debt, other than intercompany Debt (representing Debt to which the only parties are the Company and any of its Subsidiaries, but only so long as such Debt is held solely by the Company and any Subsidiary) if, after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries determined in accordance with GAAP is greater than 60% of (i) Total Assets of the Company and its Subsidiaries as of the end of the fiscal quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities and Exchange Act of 1934, with the Trustee) prior to the incurrence of such additional Debt plus (ii) the increase, if any, in the Total Assets of the Company and its Subsidiaries from the end of such quarter, including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt minus (iii) the decrease, if any, in the Total Assets of the Company and its Subsidiaries from the end of such quarter (the Total Assets of the Company and its Subsidiaries as so adjusted is referred to as the "Adjusted Total Assets").

         Section 5.02. Limitation on Incurrence of Secured Debt. The Company will not, and will not permit any Subsidiary to, incur any Secured Debt of the Company or any Subsidiary other than intercompany Debt, if, after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of


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all outstanding Secured Debt of the Company and its Subsidiaries is greater than
40% of the Adjusted Total Assets of the Company and its Subsidiaries.

         Section 5.03. Debt Service Coverage. The Company will not, and will not permit any Subsidiary to, incur any Debt other than intercompany Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters (for which financial statements are available) most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than
1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds thereof, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds thereof, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Company or its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) in the case of Acquired Debt or Debt in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation and (iv) in the case of any increase or decrease in Total Assets of the Company and its Subsidiaries, or any other acquisition or disposition by the Company or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to revenues, expenses and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation.

         Section 5.04. Maintenance of Total Unencumbered Assets. The Company and its Subsidiaries are required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries.


                                   ARTICLE SIX

                                  MISCELLANEOUS


         Section 6.01. Each and every term and condition contained in the Indenture shall apply to this Second Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and modifications thereof as may be appropriate to make the same


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conform to this Second Supplemental Indenture. As supplemented by this Second
Supplemental Indenture, the Indenture shall be read, taken and construed as one and the same instrument; provided, however, that the rights, duties and obligations of the Trustee in this Second Supplemental Indenture shall be limited to those matters expressly relating to the Notes.

         Section 6.02. Nothing contained in this Second Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder the Notes, the Company and the Trustee any right or interest to avail itself or himself, as the case may be, of any benefit under any provision of the Indenture or this Second Supplemental Indenture.

         Section 6.03. All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as Indenture.

         Section 6.04. This Second Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

         Section 6.05. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

         Section 6.06. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 6.07. This Second Supplemental Indenture shall cease to be of further effect upon compliance with Section 401 of the Indenture with respect to the Notes created hereby.


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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

JDN REALTY CORPORATION



By: /s/ William J. Kerley                    Dated: February 5, 1998
   ---------------------------
Name: William J. Kerley
Title: Chief Financial Officer


FIRST UNION NATIONAL BANK
  as Trustee




By: /s/ R. Douglas Milner                    Dated: February 5, 1998
   ---------------------------
Name: R. Douglas Milner
     -------------------------
Title: Vice President
      ------------------------

Attest:






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                                 ACKNOWLEDGMENT


STATE OF
                                                               ) ss:
COUNTY OF


         On the 4th day of February, 1998, before me personally came
William J. Kerley, to me known, who, being by me duly sworn, did depose and say that he is the CFO of JDN REALTY CORPORATION, one of the parties described in and which executed the foregoing instrument, and that he signed his name thereto by authority of the Board of Directors.

[Notarial Seal]


/s/ Patricia J. Kask
------------------------------
Notary Public
Commission Expires



STATE OF GEORGIA
                                                               ) ss:
COUNTY OF GWINNETT


         On the 4th day of February, 1998, before me personally came
R. Douglas Milner, to me known, who, being by me duly sworn, did depose and say that he/she is a Vice President of First Union National Bank, one of the parties described in and which executed the foregoing instrument, and that he/she signed his/her name thereto by authority of the Board of Directors.

[Notarial Seal]


/s/ Brian K. Justice
------------------------------
Notary Public
Commission Expires




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